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                                                               Exhibit 99.1

INDEPENDENT POWER SUBSIDIARY NOW 100% OWNED BY CRSS

HOUSTON, February 1, 1994 _ CRSS Inc. (NYSE:CRX), announced today the repurchase of the minority owned shares of its independent power subsidiary, CRSS Capital, Inc. The 19% minority interest was previously owned by Paribas North America, Inc. Total consideration paid for the shares amounted to $17,000,000. Paribas had originally acquired the minority interest on June 30, 1989.

Commenting on the purchase, Bruce W. Wilkinson, Chairman and Chief Executive Officer, stated "We are very enthusiastic about the future of the independent power industry. This purchase clearly supports our strategic goal of building a larger independent power portfolio and enhancing shareholder value. During the last few fiscal years, we have seen an impressive growth in earnings from this part of our Company. We are delighted to own 100% going forward."

Paribas, for its part, stated that it is entirely satisfied with the results of its investment. In particular, Paribas is pleased with the close relationship that it has developed with CRSS Capital through this investment and looks forward to working with CRSS Capital on future activities of mutual interest.

CRSS Capital contributed over $17 million to CRSS Inc.'s Fiscal 1993 consolidated operating income before interest expense. Additionally, Capital is expected to significantly contribute to Fiscal 1994 earnings. It currently owns 7 facilities in commercial operation producing 1,340 equivalent megawatts in aggregate. CRSS Capital recently announced its selection by the Bonneville Power Administration for a 460 megawatt project under its Resource Option Program.

In addition to developing, owning and operating energy and manufacturing facilities for utility and industrial customers, CRSS is also one of the largest design and construction companies in the nation.


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